EXHIBIT 99.6

                                    AMENDMENT
                                       TO
                          SECURITIES PURCHASE AGREEMENT

         THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this "Amendment") is made as of the 1st day of March, 2002, by and between Essex Corporation, a Virginia corporation with headquarters located at 9150 Guilford Road, Columbia, Maryland 21046 (the "Company") and Global Environment Strategic Technology Partners, L.P. (the "Purchaser").

         WHEREAS, the Company and the Purchaser entered into a certain Securities Purchase Agreement, dated December 12, 2001 (the "Purchase Agreement"), pursuant to which the Purchaser purchased 38,462 shares of the Company's common stock (the "Common Stock") at a price equal to $6.50 per share; and

         WHEREAS, the Company and the Purchaser agree that the Purchaser shall be granted anti-dilution protection regarding the price per share of the Common Stock purchased by the Purchaser under the Purchase Agreement, as amended hereby; and

         WHEREAS, the Company and the Purchaser desire through this Amendment to amend the Purchase Agreement to reflect the foregoing;

         NOW, THEREFORE, in consideration of the foregoing, the Purchase Agreement is amended as follows:

         1. AMENDMENT TO THE PURCHASE AGREEMENT. The Purchase Agreement is hereby amended as follows:
                  -----------------------------------

         (a) By deleting Paragraph 1(a) of the Purchase Agreement and substituting the following in lieu thereof:

                           "(a) The Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase up to 38,462 shares of Common Stock at a price of $6.50 per Share; PROVIDED, HOWEVER, that the price per Share shall be adjusted as follows: in the event the Company consummates a private placement of Common Stock to one or more institutional investor(s) at a price below $6.50 per share after the date hereof and on or before December 31, 2002, the price per Share paid by the Purchaser shall be reduced to the price per share paid by such institutional investor(s), but in no event shall the price per Share paid by the Purchaser be adjusted below $3.00 per Share.

         2. EFFECT OF AMENDMENT. This Amendment is intended to modify the provisions of the Purchase Agreement. In the event that there is a conflict between the terms of this Amendment and the Purchase Agreement, the parties intend that the provisions of this Amendment should govern their respective rights and obligations. Except as hereby amended, all other terms and conditions of the Purchase Agreement remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Purchaser and the Company have caused this Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

                                           COMPANY:

                                           ESSEX CORPORATION

                                           By: /s/ Leonard E. Moodispaw
                                               ----------------------------
                                               Name: Leonard E. Moodispaw
                                               Title: President and CEO

                                           PURCHASER:

                                           GLOBAL ENVIRONMENT
                                           STRATEGIC TECHNOLOGY
                                           PARTNERS, L.P.

                                           By: /s/ H. Jeffrey Leonard
                                               ----------------------------
                                               Name: H. Jeffrey Leonard
                                               Title: